Exhibit 10.55
EMPLOYMENT AGREEMENT
This Employment Agreement made effective as of September 14, 2010 (the “Effective Date”).
BETWEEN:
QLT INC., having an address of 887 Great Northern Way, Suite 101, Vancouver, British Columbia, V5T 4T5, Canada.
(“QLT” or the “Company”)
AND:
SUZANNE MARY CADDEN
(“Ms. Cadden”)
WHEREAS:
A.	QLT has offered to Ms. Cadden employment with QLT as Vice President, Regulatory Affairs.
B.	QLT and Ms. Cadden wish to enter into this Agreement to set out the terms and conditions of Ms. Cadden’s employment with QLT.
NOW THEREFORE in consideration of the increase in compensation to be paid under this Agreement by QLT to Ms. Cadden, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Ms. Cadden agree as follows:
1. POSITION AND DUTIES
1.1
Position — Effective the date QLT and Ms. Cadden mutually agree that her employment will commence (the “Commencement Date”), QLT will employ Ms. Cadden in the position of Vice President, Regulatory Affairs and Ms. Cadden agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement. Ms. Cadden’s Commencement Date will be no later than October 1, 2010.

1.2	Duties, Reporting and Efforts — In the performance of her duties as Vice President, Regulatory Affairs, Ms. Cadden will:
(a)	Overall Responsibilities — Ms. Cadden will have overall responsibility for Regulatory Affairs within QLT.
(b)
Report — Report, as and when required, to the Senior Vice President, Research & Development and Chief Medical Officer or such person appointed by the Board of Directors of QLT (the “Board”) to act in that capacity.

initials

(c)
Best Efforts and Compliance with Policies, etc. — Use her best efforts, industry and knowledge to carry out the duties and functions of the Vice President, Regulatory Affairs, to comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations. Ms. Cadden confirms that she is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and she has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product. In the event that Ms. Cadden is, or learns that she will be (i) debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or (ii) convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, she will immediately notify QLT in writing.

(d)	Working Day — Devote the whole of her working day attention and energies to the business and affairs of QLT.
2. COMPENSATION
2.1
Annual Compensation — In return for her services under this Agreement, effective as of the Commencement Date, QLT agrees to pay or otherwise provide the following total annual compensation (in Canadian dollars) to Ms. Cadden:

(a)	Base Salary — A base salary in the amount of CAD $265,000 in 24 equal installments payable semi-monthly in arrears, subject to periodic annual reviews at the discretion of QLT.
(b)	Benefit Plans — Coverage for Ms. Cadden and her eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:
I.	Each plan’s terms for eligibility,
II.	Ms. Cadden taking the necessary steps to ensure effective enrollment or registration under each plan, and
III.	Customary deductions of employee contributions for the premiums of each plan.
As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Ms. Cadden agree that employee benefit plans provided by/through QLT to its employees may change from time to time.
(c)
Expense Reimbursement — Reimbursement, in accordance with QLT’s Policy and Procedures Manual (as amended from time to time), of all reasonable business expenses, including accommodation and/or travel expenses incurred by Ms. Cadden, subject to her maintaining proper accounts and providing documentation for these expenses upon request. Collectively, these expenses and payments are the “Expenses”.

(d)
Vacation — Four weeks of paid vacation per year, as may be increased from time to time in accordance with QLT’s vacation policy for executive level employees. As per the Company’s Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by the Company:

I.	All vacation must be taken within the calendar year in which it is earned by Ms. Cadden, and
II.
Vacation entitlement will not be cumulative from calendar year to calendar year; except that Ms. Cadden may carry forward 75 hours of vacation from the calendar year in which it is earned to the following calendar year (but not subsequent years).

Page 2	initials

(e)
RRSP Contributions — Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Ms. Cadden (the “Income Year”), QLT will make a contribution of up to 7% of Ms. Cadden’s annual base salary for the Income Year to Ms. Cadden’s Registered Retired Savings Plan (“RRSP”). The contribution to Ms. Cadden’s RRSP as set out above is subject to the following conditions:

I.	The maximum contribution to be made by QLT to Ms. Cadden’s RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Revenue Agency for the Income Year,

II.	Ms. Cadden must have contributed an equal amount into her RRSP, and

III.	Ms. Cadden is still actively employed by QLT when the matching contribution would otherwise be made.
(f)
Cash Incentive Compensation Plan — Participation in the Cash Incentive Compensation Plan offered by QLT to its officers in accordance with the terms of such Plan, as amended from time to time by the Board, at a target cash incentive compensation payment of 35% of base salary, prorated in the first year of employment. The amount of that payment each year will be determined at the sole discretion of the Chief Executive Officer and the Board and is to be based the performance of Ms. Cadden and QLT relative to pre-set individual and corporate objectives and milestones for the immediately preceding fiscal year. In order to receive payment, Ms. Cadden must be employed by QLT at the time when the Cash Incentive Compensation Plan is otherwise actually paid to eligible employees (which usually occurs in February or March of the year following the calendar year in which such Cash Incentive Compensation amount relates). The Board of Directors has the discretion to alter the cash incentive compensation plan and payments thereunder.

(g)	Stock Option Plan — Participation in any stock option plan offered by QLT to its officers, in accordance with the terms of the plan in effect at the time of the stock option offer(s).
(h)	Relocation — QLT will reimburse Ms. Cadden for the costs of her relocation in accordance with, and subject to, the terms described in Schedule A to this Agreement.
(i)
Signing Stock Options — Conditional on Ms. Cadden entering into this Agreement and commencing employment with QLT, and subject to the granting of such option by the Board of Directors of QLT, Ms. Cadden will receive an option to purchase 40,000 common shares of QLT. Subject to applicable laws, rules and regulations, these options will be granted at the next regularly scheduled board meeting following Ms. Cadden’s Commencement Date. These options will be subject to the terms and conditions set out in QLT’s current Stock Option Incentive Plan, have a five-year term and will vest monthly in equal installments over three years from the grant date. The exercise price of the signing options will be the closing price of the common shares on the Toronto Stock Exchange on the grant date. These options will vest over three (3) years. Notwithstanding the vesting and exercise periods, Ms. Cadden will not be entitled to exercise any rights under the stock option agreement until she has successfully completed six months of employment with QLT and maintained an employment record of good standing during such time.

(j)
Signing Bonus — QLT will pay Ms. Cadden a signing bonus of $25,000, less statutory withholdings, to be paid on the first payroll date following Ms. Cadden’s Commencement Date. In the event of a termination of employment on Ms. Cadden’s part or by QLT for cause (pursuant to paragraphs 3.1 and 5.1, respectively) prior to the completion of twelve (12) months of employment from Ms. Cadden’s Commencement Date, Ms. Cadden shall be required to reimburse QLT the full amount of the signing bonus paid to Ms. Cadden. Any amount payable by Ms. Cadden to QLT under this paragraph 2.1(j) shall be payable by Ms. Cadden to QLT within ten (10) days of the termination of employment with QLT.

Page 3	initials

3. RESIGNATION
3.1
Resignation— Ms. Cadden may resign from her employment with QLT by giving QLT 60 days prior written notice (the “Resignation Notice”) of the effective date of her resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Ms. Cadden and require her to leave the premises forthwith:

(a)	Base Salary — Base salary owing to Ms. Cadden for the 60-day notice period.

(b)
Benefits — Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Ms. Cadden and her eligible dependents immediately prior to the date of her Resignation Notice. Ms. Cadden acknowledges and agrees that any short and long term disability plans provided through QLT will not be continued beyond the last day that Ms. Cadden works at QLT’s premises (the “Last Active Day”).

(c)
Expense Reimbursement — Reimbursement (in accordance with QLT’s Policy and Procedures Manual, as amended from time to time) of all reasonable business related expenses, including accommodation and/or travel expenses incurred by Ms. Cadden prior to her Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Ms. Cadden as at the expiry of the 60-day notice period.

(e)
Prorated RRSP Contribution — Payment of any unpaid RRSP contribution in respect of any calendar year preceding the calendar year in which the 60-day period expires and a prorated contribution to Ms. Cadden’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Cadden, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

3.2	Others — In the event of resignation of Ms. Cadden as set out in paragraph 3.1, the parties agree:
(a)	No Bonus — Ms. Cadden will have no entitlement to participate in QLT’s Cash Incentive Compensation Plan for the year in which she resigns her employment with QLT; and
(b)
Stock Option Plan — Ms. Cadden’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Cadden and the applicable stock option agreement applicable to such stock options.

4. RETIREMENT
4.1	Retirement — Effective the date of retirement (as defined in QLT’s Policy and Procedures Manual, as amended from time to time) of Ms. Cadden from active employment with QLT, the parties agree that:
(a)	This Agreement — Subject to the provisions of paragraph 10.6, both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party.
(b)
Stock Options — Ms. Cadden’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Cadden and the applicable stock option agreement applicable to such stock options.

Page 4	initials

5. TERMINATION
5.1
Termination for Cause — QLT reserves the right to terminate Ms. Cadden’s employment at any time for any reason. Should Ms. Cadden be terminated for cause, she will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2
Termination Other than for Cause — QLT reserves the right to terminate Ms. Cadden’s employment at any time without reason or cause. However, if QLT terminates Ms. Cadden’s employment for any reason other than for cause, then, except in the case of Ms. Cadden becoming completely disabled (which is provided for in paragraph 5.6) and subject to the provisions set forth below, Ms. Cadden will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3	Severance Notice and Pay — In the event QLT terminates Ms. Cadden’s employment as set out in paragraph 5.2, Ms. Cadden will be entitled to:
(a)
Notice — Advance written notice of termination (“Severance Notice”), or pay in lieu thereof (“Severance Pay”), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

I.	A minimum of six (6) months Severance Notice, or Severance Pay in lieu thereof, and
II.	One additional month’s Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with QLT, up to a maximum total of 12 months’ Severance Notice, or Severance Pay in lieu of Severance Notice. Ms. Cadden acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at QLT’s discretion.
(b)
Benefits — Except as set out below, for 30 days after Ms. Cadden’s Last Active Day, all employee benefit plan coverage enjoyed by Ms. Cadden and her dependents immediately prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Ms. Cadden will receive compensation (“Benefits Compensation”) in the amount of 10% of her base salary for the balance of her Severance Notice period. Ms. Cadden acknowledges and agrees that short and long term disability plans provided through QLT will not be continued beyond Ms. Cadden’s Last Active Day.

(c)
Out Placement Counseling — QLT will pay to an out placement counseling service (to be agreed to by Ms. Cadden and QLT, each acting reasonably) a maximum of CAD $5,000 for assistance rendered to Ms. Cadden in seeking alternative employment.

(d)	Other Compensation — QLT will provide the following additional compensation:
I.
QLT will reimburse (in accordance with QLT’s Policy and Procedures Manual, as amended from time to time) Ms. Cadden for all Expenses properly and reasonably incurred by Ms. Cadden on or prior to her Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

II.	QLT will make a payment to Ms. Cadden in respect of her accrued but unpaid vacation pay to the date of termination of her employment with QLT.
III.
QLT will make a prorated contribution to Ms. Cadden’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Cadden and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

Page 5	initials

IV.
QLT will make a prorated payment to Ms. Cadden in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Cadden and the entitlement to be at the target level Ms. Cadden would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded. If the Last Active Day precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s officers for a preceding year then Ms. Cadden will also receive a payment in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Ms. Cadden would have otherwise been eligible to receive in the that calendar year if all corporate, and individual goals were met but not exceeded.

V.	Ms. Cadden’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Ms. Cadden.
5.4	Acknowledgement and Release — Ms. Cadden acknowledges and agrees that in the event QLT terminates Ms. Cadden’s employment as set out in paragraph 5.2, in providing:
(a)	The Severance Notice or Severance Pay, or any combination thereof;

(b)	The Benefits Compensation;

(c)	Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

(d)	The other compensation set out in subparagraph 5.3(d);
QLT will have no further obligations, statutory or otherwise, to Ms. Cadden in respect of this Agreement and Ms. Cadden’s employment under this Agreement.
5.5	Duty to Mitigate
(a)
Duty to Mitigate — Ms. Cadden acknowledges and agrees that if her employment is terminated without cause as set out in paragraph 5.2, her entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to her duty to mitigate such payments by looking for and accepting suitable alternative employment or contract(s) for services. If Ms. Cadden obtains new employment or contract(s) for services of four weeks or longer, Ms. Cadden agrees that she will notify QLT of this fact in writing (the “New Employment Notice”) within five working days of such an occurrence and in this event the following provisions apply:

I. Ms. Cadden acknowledges and agrees that her entitlement to Severance Pay and Benefits Compensation will cease as of the date on which her new employment or contract for services commences.
II. Within 10 working days of receipt of the New Employment Notice from Ms. Cadden, QLT agrees that it will pay Ms. Cadden a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Ms. Cadden for the balance of the Severance Notice period.
(b)
Waiver of Duty to Mitigate on Delivery of Release — In the event that, either on or before the date of termination of Ms. Cadden’s employment with QLT or within 30 days after termination of her employment, Ms. Cadden executes and delivers to QLT a release in the form set out in Schedule B to this Agreement, the provisions of paragraph 5.5(a) shall be deemed to not apply and Ms. Cadden shall have no duty to mitigate nor any reduction in the Severance Pay or Benefits Compensation in the event that she obtains alternative employment or contract(s) for service.

Page 6	initials

5.6	Termination Due to Inability to Act
(a)
Termination — QLT may immediately terminate this Agreement by giving written notice to Ms. Cadden if she becomes completely disabled (defined below) to the extent that she cannot perform her duties under this Agreement either:

I.	For a period exceeding six consecutive months, or

II.	For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days, and no other reasonable accommodation can be reached between QLT and Ms. Cadden. Notwithstanding the foregoing, QLT agrees that it will not terminate Ms. Cadden pursuant to this provision unless and until Ms. Cadden has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.
(b)
Payments — In the event of termination of Ms. Cadden’s employment with QLT pursuant to the provisions of this paragraph 5.6, QLT agrees to pay to Ms. Cadden Severance Pay and Benefits Compensation as set out in paragraph 5.3 and if Ms. Cadden ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) will apply.

(c)
Definition — The term “completely disabled” as used in this paragraph 5.6 will mean the inability of Ms. Cadden to perform the essential functions of her position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Ms. Cadden from satisfactorily performing any and all essential functions of her position for QLT during the foreseeable future.

5.7
Death — Except as set out below, effective the date of death (the “Date of Death”) of Ms. Cadden, this Agreement and both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT will pay the following amounts to Ms. Cadden’s estate:

(a)	Base Salary — Base salary owing to Ms. Cadden up to her Date of Death.
(b)
Payment in Lieu of Benefits — In lieu of employee benefit coverage for her eligible dependents after her Date of Death, a payment in the amount of 10% of her annual base salary in effect at her Date of Death.

(c)
Expense Reimbursement — Reimbursement (in accordance with QLT’s Policy and Procedures Manual, as amended from time to time) of all reasonable Expenses incurred by Ms. Cadden prior to her Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Ms. Cadden as at her Date of Death.
(e)
RRSP Contribution — A prorated contribution to Ms. Cadden’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Cadden and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except condition III.

(f)
Bonus — A prorated payment to Ms. Cadden in respect of her entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Ms. Cadden and the entitlement to be at the target level Ms. Cadden would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded.

Page 7	initials

After her Date of Death, Ms. Cadden’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Ms. Cadden and the applicable stock option agreement applicable to such stock options.
6. CONFLICT OF INTEREST
6.3
Avoid Conflict of Interest — Except as set out below, during the term of her employment with QLT, Ms. Cadden agrees to conduct herself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Ms. Cadden agrees that she will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Ms. Cadden acknowledge and agree that from time to time the President may consent in writing to activities by Ms. Cadden which might otherwise appear to be a real or apparent conflict of interest.

6.4
No Financial Advantage — During the term of her employment with QLT, Ms. Cadden agrees that neither she nor any members of her immediate family will take financial advantage of or benefit financially from information that is obtained in the course of her employment related duties and responsibilities unless the information is generally available to the public.

6.5	Comply with Policies — During the term of her employment with QLT, Ms. Cadden agrees to comply with all written policies issued by QLT dealing with conflicts of interest.
6.6	Breach Equals Cause — Ms. Cadden acknowledges and agrees that breach by her of the provisions of this Section 6 will be cause for immediate termination by QLT of her employment with QLT.
7. CONFIDENTIALITY
7.1
Information Held in Trust — Ms. Cadden acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Ms. Cadden acquires during her employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Ms. Cadden’s employment with QLT and at all times thereafter, be held by Ms. Cadden in trust and used by Ms. Cadden only for the exclusive benefit of QLT.

7.2
Non Disclosure — Ms. Cadden acknowledges and agrees that both during the term of her employment with QLT and at all times thereafter, without the express or implied consent of QLT, Ms. Cadden will not:

(a)	Disclose — Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or
(b)	Use — Use any Confidential Information that she may acquire for her own purposes or for any purposes, other than those of QLT.

Page 8	initials

7.3	Intellectual Property Rights
(a)
Disclose Inventions — Ms. Cadden agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, “Inventions”) that Ms. Cadden may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of her employment with QLT.

(b)
Inventions are QLT Property — All Inventions and all other work of Ms. Cadden in the course of her employment with QLT will at all times and for all purposes be the property of, and are hereby assigned by Ms. Cadden to, QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Ms. Cadden in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements — Ms. Cadden agrees to:
I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.
Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Ms. Cadden in the course of her employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

IV.	Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.
7.4
Records — Ms. Cadden agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by her during her employment with QLT are and will remain the property of QLT. She further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of her employment or at any time during her employment at QLT’s request.

7.5
No Use of Former Employer’s Materials and Information — Ms. Cadden certifies that she has not brought to QLT and will not use while performing her employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer. Ms. Cadden certifies, warrants, and represents that her performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to her before or after the commencement of employment with QLT. Ms. Cadden will not disclose to QLT, use in the performance of her work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

Page 9	initials

8. POST-EMPLOYMENT RESTRICTIONS
8.1
Non-Compete — Ms. Cadden agrees that, by virtue of her senior position with QLT, she possesses and will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Ms. Cadden under this Agreement, without the prior written consent of QLT, for a period of one year following termination of her employment with QLT for any reason (by resignation or otherwise), as measured from her Last Active Day, Ms. Cadden will not:

(a)
Participate in a Competitive Business — Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.
the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Ms. Cadden’s Last Active Day,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,
III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or
IV.
the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.
(b)
Solicit on Behalf of a Competitive Business — Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.
the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Ms. Cadden’s Last Active Day,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,
III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or
IV.
the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

Page 10	initials

(c)
Solicit Employees — Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

(d)
Solicit Customers — Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

8.2
Minority Share Interests Allowed — The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Ms. Cadden from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9. REMEDIES
9.1	Irreparable Damage — Ms. Cadden acknowledges and agrees that:
(a)	Breach — Any breach of any provision of this Agreement could cause irreparable damage to QLT; and
(b)
Consequences of Breach — In the event of a breach of any provision of this Agreement by Ms. Cadden, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by her of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2
Injunction — In the event of any dispute under Sections 7 and/or 8, Ms. Cadden agrees that QLT will be entitled, without showing actual damages, to seek a temporary or permanent injunction restraining her conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

9.3
Additional Remedies — Ms. Cadden acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

10. GENERAL MATTERS
10.1	Tax Withheld — The parties acknowledge and agree that all payments to be made by QLT to Ms. Cadden under this Agreement will be subject to QLT’s withholding of applicable withholding taxes.
10.2	Independent Legal Advice — Ms. Cadden acknowledges that she has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.
10.3	Binding Agreement — The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.
10.4
Governing Law — The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

Page 11	initials

10.5
Notice — The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

(a)	If to QLT — Attention: President and Chief Executive Officer, Fax No. (604) 707-7001,
with a copy to:
QLT Inc.
887 Great Northern Way, Suite 101
Vancouver, British Columbia
Attention: Principal Legal Officer
Fax No.: (604) 873-0816
(b)	If to Ms. Cadden — To the address for Ms. Cadden specified on page 1 of this Agreement;
or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.
10.6 Survival of Terms
(a)
Ms. Cadden’s Obligations — Ms. Cadden acknowledges and agrees that her representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement will survive any termination of this Agreement.

(b)
Company’s Obligations — QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

(c)
Without Prejudice — Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7
Waiver — The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8
Entire Agreement — The parties agree that the provisions contained in this Agreement and any Stock Option Agreements entered into between QLT and Ms. Cadden constitute the entire agreement between QLT and Ms. Cadden with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Ms. Cadden regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement and any Stock Option Agreements, between QLT and Ms. Cadden, the following provisions will apply:

(a)
Stock Options — If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

(b)	Other — In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

Page 12	initials

10.9
Severability of Provisions — If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

(a)	The application of that provision under circumstances different from those adjudicated by the court;
(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.
If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.
10.10
Captions — The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11	Amendments — Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Ms. Cadden.
IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.
QLT INC.

By:	/s/ Linda M. Lupini LINDA M. LUPINI	/s/ Suzanne Mary Cadden SUZANNE MARY CADDEN
Senior Vice President, Human Resources and
Organizational Development

Page 13	initials

SCHEDULE A
RELOCATION EXPENSES
Relocation Expenses:
1.	Return air fares to Vancouver (tickets provided by QLT) for Ms. Cadden to find suitable accommodation with hotel and rental of an economy car for a period of 3 to 4 days.
2.
If required, reimbursement of up to six (6) months of interim accommodation upon arrival in Vancouver to a maximum of $5,000 per month ($30,000 total), provided that Ms. Cadden provides to QLT evidence satisfactory to QLT, in its sole discretion, acting reasonably, of the monthly rental rate actually paid in the preceding month and the contractual obligation relating thereto. QLT will assist in locating this accomodation, if necessary. As required under the Income Tax Act, these payments must be used to provide for temporary accommodation while Ms. Cadden is waiting to occupy her new permanent residence, otherwise, they will be subject to the same required statutory withholdings in Canada as base salary.

3.
Reimbursement of real estate commission fees and reasonable legal expenses relating to the sale of Ms. Cadden’s existing home within two years from the Commencement Date, to a maximum of $46,200.00. These payments will be subject to the same required statutory withholdings in Canada as base salary.

4.	Reimbursement for reasonable legal expenses on Ms. Cadden’s purchase of a home in Metro Vancouver within two years from the Commencement Date and subject to a maximum reimbursement of $2,000.00.
5.	Reimbursement of the B.C. Property Purchase Tax paid on Ms. Cadden’s residence.
6.	Moving costs for household possessions, including one (1) automobile, and excluding bulky items of low value. QLT will assign a corporate moving company.
7.
Moving expenses incurred as a result of moving from Ms. Cadden’s interim accommodations to her permanent residence in the Metro Vancouver area, to a maximum of $2,000.00. QLT will assign a corporate moving company.

8.	Reimbursement for the rental of an economy car for a one-month period if necessary.
9.
One-way air fares for Ms. Cadden and her immediate family from Ms. Cadden’s present location to Vancouver at the time of the move (or return air fare for Ms. Cadden if she relocate to Vancouver prior to her family).

10.
Accountable allowance: Reimbursement of up to $2,000.00 to cover other reasonable expenses associated with Ms. Cadden’s move. The attached list “Other Allowable Expenses” outlines those moving-related expenses which Canada Revenue Agency (CRA) allows QLT to reimburse Ms. Cadden for without incurring a taxable benefit. Supporting receipts will be required.

Non-accountable allowance: As part of Ms. Cadden’s relocation, she will likely incur a number of incidental expenses which may not appear on the attached list (eg. cleaning costs). QLT will reimburse Ms. Cadden for these costs up to $650.00 on a tax-free basis in line with CRA’s accepted policy for non-accountable allowances (this is in addition to the accountable allowance noted above). Note that QLT does not require Ms. Cadden to supply supporting receipts for this reimbursement, however, Ms. Cadden will be required to provide QLT with a memo certifying that she incurred at least this much in incidental costs. If Ms. Cadden does not provide QLT with this memo, these costs will be treated as a taxable benefit. Any additional reimbursement Ms. Cadden receives for “incidentals” that are not on the attached list will be considered a taxable benefit.

Page 14	initials

OTHER ALLOWABLE EXPENSES
Previous Residence
•	Disconnection charges and fees for telephone, water, space heaters, air conditioners, barbecues, automatic garage doors, water heater and household appliances.

•	Premiums paid to discharge a mortgage on the former residence where the purchaser does not assume the mortgage, and lease cancellation fees (including costs incurred to sub-lease a dwelling)

•
Expenses in carrying the former residence after the move in situations where, notwithstanding all reasonable efforts, a sale of the former residence was not successfully completed. These expenses include property taxes, heat, hydro, insurance and grounds maintenance costs.

New Residence
•
Connection fees or installation costs for items where they existed at the old residence. These include telephone, water, heating, hydro, cable TV, barbeques, water softners, water heaters, air conditioners, automatic garage openers, space heaters, carpets, curtains, drapes, and household appliances.

•	Costs and fees for acquisition of new automobile licences, including provincial automobile inspection.

•
Costs incurred to adapt household belongings to the new location where such items were owned at the old residence, including alterations to household furniture, piano and organ tuning, adjustments to drapes, blinds and carpets, and plumbing/watering modifications.

•	Expenses incurred by the employee and spouse to locate a home at the new location, including travel/childcare expenses and boarding of pets.

•	Legal costs associated with Will revisions necessitated by the move.

•	Long distance telephone charges in connection with the disposition of the former residence or the acquisition of the new residence.

Page 15	initials

SCHEDULE B
FINAL RELEASE
IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to paragraph 5.3 of the employment agreement dated                      day of                     , 20___ between the undersigned and QLT and in consideration of the waiver by QLT of its rights under paragraph 5.5(a) of that employment agreement, effective the date of this Release, I,                      of                      do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 101 in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about                     , 20____, or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.
IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.
IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in paragraph 5.3 of the aforementioned employment agreement entered into between the undersigned and QLT.

Page 16	initials

IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.
IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.
IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.
IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.
IN WITNESS WHEREOF this Release has been executed effective the                      day of                     , 20____.

SIGNED, SEALED AND DELIVERED	)
By in the presence of:	)
)
)
(seal)	)	SUZANNE CADDEN

Name	)
)

Address	)
)

)
)

Occupation	)

Page 17	initials

PERSONAL & CONFIDENTIAL

To:	Suzanne Cadden	Date:	September 14, 2011
From:	Robert Butchofsky	Re:	Promotion
Addendum to Existing Employment Agreement
Suzanne, further to your existing Employment Agreement, it was recommended that you be promoted to the position of Senior Vice President, Development. We are pleased to inform you that this recommendation has now been approved, effective September 14, 2011. In this new position, you will take on additional responsibility for research and formulations and their associated departments.
In recognition of this promotion your salary has been increased by 11.4% to $310,000.00 per annum effective September 14, 2011. We are also pleased to advise you that effective September 14, 2011, your eligibility for the Company’s Cash Incentive Compensation Plan has been increased from 35% to 45% of your base salary. Your increase in salary will be included in your September 30th pay cheque.
The following “Termination of Employment” clauses will replace Section 5.3 (a) of your current Employment Agreement:
6.7	Severance Notice and Pay — In the event QLT terminates Ms. Cadden’s employment as set out in paragraph 5.2, Ms. Cadden will be entitled to:
(a) Notice — Advance written notice of termination (“Severance Notice”), or pay in lieu thereof (“Severance Pay”), or any combination of Severance Notice and Severance Pay of twelve (12) months Severance Notice, or Severance Pay in lieu thereof. Ms. Cadden acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at QLT’s discretion.
All other terms and conditions of your employment will remain unchanged.
Please confirm receipt of this Addendum to your Employment Agreement by signing both copies, and returning one copy to the Human Resources department, attention Sasha Cramp, as soon as possible. You may keep the second copy for your personal records.
Congratulations, Suzanne! Your efforts are appreciated, and we wish you continued success with QLT.
Acknowledged by:

/s/ Suzanne Cadden Suzanne Cadden	September 15, 2011 Date

Page 18	initials